Exhibit 99.1
NEWS RELEASE
DC CIRCUIT COURT OVERTURNS FEDERAL TRADE COMMISSION ORDERS IN RAMBUS CASE
LOS ALTOS, Calif. — April 22, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that the US Court of Appeals for the DC Circuit has overturned the Federal Trade Commission’s (FTC) decisions regarding Rambus, and remanded the matter back to the FTC for further proceedings consistent with the Court’s opinion.
In its unanimous decision released today, the appellate court determined the FTC failed to demonstrate that Rambus inflicted any harm on competition. In its order, the Court stated “we hold, therefore, that the Commission failed to demonstrate that Rambus’ conduct was exclusionary and thus to establish its claim that Rambus unlawfully monopolized the relevant markets.” In addition, regarding the chance of further proceedings on remand, the Court expressed “serious concerns about the strength of the evidence relied on to support some of the Commission’s crucial findings.”
“We are very pleased with this decision by the DC Court of Appeals. As we have contended all along, Rambus did nothing wrong during its participation in the JEDEC standard-setting organization, and now the Court of Appeals has confirmed our point of view. Rambus has had to endure years of uncertainty, lost business and enormous legal fees defending this case, and we are thrilled to have this portion behind us,” said Tom Lavelle, senior vice president and general counsel at Rambus. “This decision, especially combined with the jury verdict in March reaching the same conclusion, should put the issue to rest and allow us to focus on running our business.”
The FTC brought anti-trust charges against Rambus in 2002. A three-month trial was held in the spring of 2003 before Chief Administrative Law Judge Stephen McGuire, who issued his initial decision exonerating Rambus with over 1,600 findings of fact in its favor in early 2004. The FTC’s own Complaint Counsel appealed the decision of the fact-finder to the full Commission, which reversed the ALJ and found Rambus liable for violating Section 2 of the Sherman Act. Today’s decision vacates the orders of the full Commission.
Rambus management will provide further details on today’s decision during its regularly scheduled quarterly conference call set for 2:00pm PT on April 24, 2008. The decision released today is available at http://www2.cadc.uscourts.gov/opinions/allopinions.asp.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com